UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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NORTHWESTERN MUTUAL SERIES FUND, INC.

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NORTHWESTERN MUTUAL SERIES FUND, INC.

International Growth Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

October 23, 2015

To the Contract Owners:

We are pleased to notify you of changes involving the International Growth Portfolio (“Portfolio”), a series of Northwestern Mutual Series Fund, Inc. (the “Series Fund”).

The Series Fund’s Board of Directors (the “Board”) has approved the hiring of Pyramis Global Advisors, LLC (“Pyramis”) to serve as sub-adviser to the Portfolio and, in conjunction with this, the Board has approved a new sub-advisory agreement (the “New Sub-Advisory Agreement”) between Pyramis and Mason Street Advisors, LLC, the Portfolio’s investment adviser (“Mason Street Advisors”), on behalf of the Portfolio.

As was previously communicated to you via a supplement dated May 22, 2015 and June 5, 2015 to the Series Fund’s prospectus, Pyramis replaced Janus Capital Management LLC as the Portfolio’s sub-adviser effective July 31, 2015. Mason Street Advisors will continue to serve as the Portfolio’s investment adviser.

I encourage you to read the attached Information Statement, which provides information about Pyramis and the New Sub-Advisory Agreement, and discusses the factors that the Board considered in approving the New Sub-Advisory Agreement. The Information Statement does not require any action by you. Its purpose is to provide you with information about the new sub-adviser for the Portfolio.

Sincerely,

KATE M. FLEMING

President

Northwestern Mutual Series Fund, Inc.

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NORTHWESTERN MUTUAL SERIES FUND, INC.

International Growth Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

INFORMATION STATEMENT

October 23, 2015

The Board of Directors (“Board” or “Directors”) of the Northwestern Mutual Series Fund, Inc. (“Series Fund”) recently approved a new Investment Sub-Advisory Agreement (“New Sub-Advisory Agreement”) for the International Growth Portfolio (“Portfolio”) between Mason Street Advisors, LLC, in its capacity as investment adviser to the Portfolio (the “Adviser” or “Mason Street Advisors”) and Pyramis Global Advisors, LLC (“Pyramis” or “Sub-Adviser”), effective July 31, 2015. This Information Statement explains why the Directors determined to replace Janus Capital Management LLC (“Janus”) as the sub-adviser for the Portfolio and approve the New Sub-Advisory Agreement with Pyramis on behalf of the Portfolio, as well as describes generally the terms of the New Sub-Advisory Agreement.

These changes were approved by the Board without shareholder approval, pursuant to the terms of an Exemptive Order issued by the Securities and Exchange Commission (“SEC”) to the Series Fund and the Adviser.

On or about October 23, 2015, an Important Notice of Internet Availability of Information Statements (the “Notice”) was first sent to contract owners with an allocation to the Portfolio as of July 31, 2015 (record date). This Information Statement is being provided to contract owners in lieu of a proxy statement pursuant to the terms of the Exemptive Order. As stated in the Notice, this Information Statement will be made available at www.nmseriesfund.com under the heading “Additional Documents” on or about October 23, 2015, and will remain available until February 1, 2016. A paper or e-mail copy of this Information Statement may be obtained, without charge, by calling 1-888-455-2232.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

BACKGROUND

Series Fund

The Series Fund is a mutual fund that offers its shares in 27 separate investment portfolios, one of which is the Portfolio. All of the outstanding shares of the Series Fund are held by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) through its separate investment accounts (either directly or indirectly through one or more underlying portfolios of the Series Fund operating as a fund of funds) used for funding its variable annuity contracts and variable life insurance policies. Although you are not a shareholder of the Series Fund, all or part of the net considerations or premiums and accumulated amounts under your variable annuity contract or variable life insurance policy are invested in shares of the Series Fund through NML Variable Annuity Account A, NML Variable Annuity Account B, NML Variable Annuity Account C, Northwestern Mutual Variable Life Account or Northwestern Mutual Variable Life Account II. You are receiving this Information Statement because you have directed Northwestern Mutual to allocate all or a portion of your investment to the Portfolio as of July 31, 2015.

Adviser

Mason Street Advisors serves as the investment adviser to the Portfolio pursuant to an Amended and Restated Advisory Agreement between the Series Fund and Mason Street Advisors dated April 30, 2012 (“Advisory Agreement”). The Advisory Agreement permits Mason Street Advisors to employ one or more sub-advisers for the purpose of providing investment management services for any or each of the Series Fund’s portfolios, including the Portfolio. Under the Advisory Agreement, Mason Street Advisors, among other things, monitors and evaluates the performance of sub-advisers to the Series Fund’s portfolios on an ongoing basis. Factors it considers are, among others: the qualifications of a sub-adviser’s investment personnel, its investment philosophy and process, and its long-term performance results. Mason Street Advisors also recommends the termination or replacement of a sub-adviser when deemed appropriate.

Board Action Pursuant to Exemptive Order

Pursuant to an Exemptive Order issued to Mason Street Advisors and the Series Fund by the SEC, Mason Street Advisors is permitted to hire, terminate or replace sub-advisers to the Series Fund’s portfolios, and to modify material terms and conditions of sub-advisory agreements relating to the portfolios, without shareholder approval, subject to certain conditions and the approval of the Board. Consistent with the terms of the Exemptive Order, at a meeting of the Board held on May 13, 2015, the Directors, including a majority of the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) of the Series Fund or Mason Street Advisors (“Independent Directors”), appointed Pyramis to serve as the sub-adviser for the Portfolio, replacing the current sub-adviser effective July 31, 2015, and approved the New Sub-Advisory Agreement.

The Series Fund and Mason Street Advisors have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within 90 days of the date a newly hired sub-adviser begins providing services, the affected shareholders will be furnished this Information Statement, which contains information about Pyramis, the New Sub-Advisory Agreement, and other information.

SUB-ADVISORY AGREEMENT

At a meeting of the Board held on May 13, 2015, the Directors determined to replace Janus Capital Management LLC (“Janus”) as sub-adviser for the Portfolio. In determining to replace Janus as the sub-adviser, the Directors considered the Portfolio’s performance over a variety of periods. While acknowledging that performance had improved slightly in the near-term and was better than the performance of another Series Fund portfolio also managed by Janus, the Directors expressed overall dissatisfaction with the Portfolio’s longer-term performance. The Directors also considered the multiple portfolio manager changes that had occurred with the Portfolio and the other Series Fund portfolio managed by Janus over the past several years. The Directors noted other changes at the organizational level that they believed had negatively impacted Janus. The Directors also considered concerns identified by Mason Street Advisors with respect to Janus’ current investment approach and expressed a lack of confidence that risk adjusted returns and performance were likely to improve. Based on the foregoing considerations, which were discussed at the May 13, 2015 meeting as well as at prior Board and committee meetings, the Directors concluded that it was appropriate to identify and hire a new sub-adviser for the Portfolio.

At the same meeting, the Directors, including the Independent Directors, unanimously approved an Investment Sub-Advisory Agreement between Mason Street Advisors and Pyramis relating to the Portfolio. The decision was reached after extensive research and qualitative and quantitative analysis of numerous candidate firms and their respective organizational structures, investment processes and long-term performance records. The rationale for the Board’s approval, and the terms of the New Sub-Advisory Agreement, are described below. Information about Pyramis is located in the “MANAGEMENT” section.

Board Consideration of the New Sub-Advisory Agreement

In determining whether to approve the New Sub-Advisory Agreement on behalf of the Portfolio, the Board requested and received detailed information from Mason Street Advisors and Pyramis to assist them in their evaluation, including information compiled by certain independent providers of evaluative data. The Independent Directors also received a memorandum from their counsel advising them of their responsibilities in connection with the approval of the New Sub-Advisory Agreement, and had an opportunity to review with their counsel the legal standards governing the review of the New Sub-Advisory Agreement, including how these standards should be applied to the review of information relating to sub-advisers under the Series Fund’s manager of managers structure. In addition, during the course of their deliberations, the Independent Directors had the opportunity to meet privately without representatives of Mason Street Advisors and Pyramis present, and were represented throughout the process by legal counsel to the Independent Directors.

The material factors and conclusions that formed the basis for the Board’s determination to approve the New Sub-Advisory Agreement include those discussed below. In addition to the information provided to them in anticipation of and at the November 2014, February 2015 and May 2015 meetings, the Directors considered the in-person presentation of Pyramis at the meeting on May 12, 2015, and Pyramis’ responses to the Directors’ questions during the meeting. The in-person presentation with Pyramis and the other candidates considered by the Board were the culmination of an extensive process that began a number of months prior to the meeting at which Pyramis was selected with the creation of a significant universe of prospects that the Directors narrowed down over several meetings and a number of months to three finalists for the mandate. The screening criteria used to select potential candidates for the mandate was extensive. In addition to the analysis and information compiled by Mason Street Advisors and presented at the Board’s meetings in November 2014 and February 2015, the Directors considered a detailed analysis conducted by Mason Street Advisors and provided to the Directors at the May 2015 Board meeting. The analysis was designed to facilitate the Board’s review of the substantial amount of material that was available, and was based on Mason Street Advisors’ due diligence visits and interviews of, and review of the detailed information provided by, the candidates. Among other factors, the Board considered details of each candidate’s investment performance and risk/return profiles over various time periods, peer group ratings and rankings, representative holdings, key points of differentiation and competitive advantages, portfolio characteristics, mandate assets under management, investment personnel, process and strategies, proposed sub-advisory fees and breakpoints, the impact on Mason Street Advisors’ profitability, and other operational and enterprise issues. Also available for the Directors’ consideration was Portfolio information regularly provided at Board meetings, including net expense ratio information, certain comparative peer group data, and other Portfolio information.

Also considered were reports received from Mason Street Advisors regarding its due diligence visits with each candidate, including Pyramis. The due diligence reports were based on the candidates’ responses to the requests for proposals as well as interviews with compliance and/or legal representatives of each candidate. The proposals included information about each candidate’s compliance structure, compliance policies and procedures, brokerage practices and use of soft dollars, trading policies and procedures, codes of ethics and proxy voting procedures, recent SEC exams, pricing practices, derivatives practices, to the extent applicable, information about material business relationships with Northwestern Mutual, if any, and other matters. The Directors also had available for consideration each candidate’s responses to the investment, compliance and operations requests for proposals. In addition to written materials, the Directors considered in-person interviews with each candidate to have been of particular assistance in gaining an understanding of the candidates’ investment philosophies and portfolio construction processes. No one particular factor was identified as controlling, but rather it was a combination of all the factors and conclusions that formed the basis for the determinations made by the Board.

Nature, Extent and Quality of Services. The Directors evaluated the nature, scope, extent and quality of services to be provided by Pyramis with respect to the Portfolio. The Directors considered the extensive process followed to identify potential sub-advisers for the Portfolio, as well as observations and analysis of the candidates provided by Mason Street Advisors. The Directors also considered the breadth and depth of experience of Pyramis in managing accounts, and the experience of the portfolio manager expected to manage the Portfolio on behalf of Pyramis in managing accounts, including accounts for other mutual funds using similar investment strategies. The Directors’ consideration included information about Pyramis’ organization and ownership structure, and the tenure, experience and performance of the firm’s investment management team. In addition, the Directors considered the in-person presentation by Pyramis, including the firm’s description of its investment process. In particular, the Directors noted a report on the effective performance record of the portfolio manager and his success at leveraging the considerable research and other resources of Pyramis’ Fidelity affiliates. The Directors viewed favorably the depth of talent of the Pyramis investment team and its commitment to retain the primary portfolio manager, but also considered the extensive other talent at Fidelity that was available in the case succession was necessary. The Directors also considered favorably information concerning talent development of investment professionals at Pyramis. They noted the significant level of personal investment in the international growth mandate by the lead portfolio manager. The Directors discussed the advantages and disadvantages of the sizes of the candidate firms. The Directors noted favorably Pyramis’ sophisticated regulatory compliance infrastructure in particular. The Directors also considered the different investment approaches utilized by the candidates, and the positive and negative considerations of each. The Directors noted a concern with the comparatively lower level of assets under management in the international growth space of one of the other candidates. The Directors also took into consideration the suitability of each candidate’s respective mandate with respect to Northwestern Mutual’s variable products. Finally, the Directors took into consideration Pyramis’ general reputation and the resources available to be committed in managing the Portfolio. Based on their review of these factors and other factors deemed relevant, the Board concluded that they were satisfied with the nature, extent and quality of the services to be provided by Pyramis with respect to the Portfolio, and the resources to be committed by Pyramis in providing such services.

Investment Performance. Because Pyramis is a newly appointed sub-adviser, the Directors could not consider Pyramis’ investment performance in managing the Portfolio as a factor in evaluating the New Sub-Advisory Agreement. However, the Directors considered the performance record for a composite of other accounts, including mutual fund accounts, with investment objectives, investment policies and strategies substantially similar to the Portfolio that were managed by the portfolio manager who is expected to manage the Portfolio on behalf of Pyramis. The Directors considered absolute performance and risk adjusted performance (based on, among other things, standard deviation, information ratio and tracking errors) for these similar accounts for both short- and long-term periods. The Directors also evaluated the similar accounts’ relative performance versus the appropriate index and considered independent Morningstar rankings and ratings of the candidates to provide an objective comparative benchmark against which they could assess the experience and ability of the candidates in managing similar accounts. The Directors also took into consideration information presented to them regarding the composition of portfolios managed by the candidates in a similar mandate, including (as applicable) sector and industry concentration, number of holdings, portfolio turnover, top ten holdings percentage and emerging markets exposure, among other things. The Directors discussed the respective performance of the mandates under consideration, noting the strong performance of Pyramis’ portfolio manager and one other candidate in particular. It was noted that the other candidate had greater emerging markets exposure, which had caused performance to be more volatile. The Directors also considered how a mandate with a higher level of emerging markets exposure would impact the Portfolio’s use within Northwestern Mutual’s asset allocation models. The Directors also observed that the strategy managed by Pyramis’ portfolio manager had not experienced a down year during the seven year period being considered, and had a favorable information ratio. In contrast, the Directors noted the downturn in the 2013 performance of the mandate managed by one of the other candidates. The Directors also noted that Pyramis’ portfolio manager had achieved favorable risk adjusted returns with low volatility. The Directors also noted favorably the steady growth in assets that had resulted from Pyramis’ favorable performance record, but also considered any potential negative implications. Based on these and other factors deemed relevant, the Board concluded that they were satisfied with the experience and capabilities of Pyramis and the personnel to be associated with the management of the Portfolio.

Management Fees and Other Expenses. In evaluating the management fees paid by the Portfolio, the Directors considered the contractual fees and applicable breakpoints, if any, paid by the Portfolio under the Advisory Agreement between Mason Street Advisors and the Series Fund with respect to the Portfolio. The Directors also considered the sub-advisory fees and applicable breakpoints to be paid by Mason Street Advisors to Pyramis out of its management fee. The Directors also separately considered the proposed allocation between Mason Street Advisors and Pyramis of the Portfolio’s investment advisory fee (i.e., the amount of the advisory fee retained by Mason Street Advisors relative to that paid to Pyramis as a sub-advisory fee). They determined that the allocation was reasonable in light of the nature, scope and quality of services to be provided and was the product of an arm’s length negotiation between Mason Street Advisors and Pyramis.

The Directors considered the structure, size, and total operating expenses of the Portfolio. They also considered the existing expense limitation agreement in place for the Portfolio.

In addition, the Directors considered information made available during the year regarding compensation paid to Mason Street Advisors by other clients and differences between the fees paid by these clients and the fees paid by the Series Fund. The Directors recognized that Mason Street Advisors’ other clients were affiliated institutional accounts. The Directors were informed that the advisory fees charged to these other clients were based on different factors and considerations, including differences in the level and nature of services provided by Mason Street Advisors, differences in the applicable regulatory structure, the affiliated nature of the other relationships, and that these other clients had investment objectives and policies different than the Portfolios. Accordingly, the Directors did not consider the advisory fees charged to these other clients as particularly relevant in considering the New Investment Sub-Advisory Agreement.

Based on their review of the management and other expenses, comparative data and other factors deemed relevant by the Directors, the Board concluded that the management fees, proposed sub-advisory fees and total operating expenses of the Portfolio were reasonable in relation to the nature, scope and quality of the services to be provided and the experience of Pyramis.

Costs and Profitability. The Directors also considered Mason Street Advisors’ pricing methodology for its services as investment adviser for the products of which the Portfolio was an investment option. Also considered was the financial condition of Mason Street Advisors and information concerning Mason Street Advisors’ costs and profitability with respect to its relationship with the Portfolio in general as well as in light of the sub-advisory fees negotiated with Pyramis. Mason Street Advisors provided a profitability analysis for each Portfolio that included the expense allocation methodology used, net income for the Portfolio and net and gross profit margins for the Portfolio. In connection with its review of the profitability of Mason Street Advisors’ services to the Portfolio, the Directors also considered services provided by affiliates of Mason Street Advisors.

The Directors recognized that there are limitations inherent in allocating costs and calculating profitability for an organization such as Mason Street Advisors, and that it is difficult to make comparisons of profitability among investment advisers and clients because comparative information is not generally publicly available and, when available, such information has been developed using a variety of assumptions and other factors. Based on their review of the profitability analysis for the Portfolio, the Board concluded that they were satisfied that Mason Street Advisors’ level of profitability from its relationship with the Portfolio was not excessive.

Economies of Scale. The Directors considered whether the Portfolio’s expense structure permitted economies of scale to be shared with the Portfolio’s investors. They also took into consideration the total assets and expense ratio of the Portfolio. The Directors considered the breakpoints contained in the management fee schedule for the Portfolio, as well as the breakpoints contained in the proposed sub-advisory fee schedule negotiated with the candidates for the Portfolio, and the extent to which the Portfolio may benefit from economies of scale through those breakpoints. The Directors also considered the expense limitation agreement in place for the Portfolio. Based on this information, the Board concluded that the Portfolio’s fee structure reflected appropriate economies of scale between the Portfolio and Mason Street Advisors.

Other Information. The Directors were presented with other information intended to assist them in their consideration of the approval of the New Sub-Advisory Agreement, including information regarding Pyramis’ risk management structure, any pending or recent litigation or regulatory actions to which Pyramis or its affiliates may have been a party, and responses to those actions. The Directors also received information regarding business continuity and portfolio manager compensation.

Conclusions of the Directors. Based on a consideration of all information deemed relevant in its totality, the Board, including the Independent Directors, and assisted by the advice of legal counsel independent of Mason Street Advisors, in the exercise of its business judgment concluded that it was in the best interest of the Portfolio to approve the New Sub-Advisory Agreement.

Description of the New Sub-Advisory Agreement

Under the terms of the New Sub-Advisory Agreement, Pyramis shall, subject to the supervision and oversight of the Board and the Adviser, supervise, manage and direct the investment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Series Fund’s prospectus and statement of additional information, and with such further guidelines as the Adviser may communicate from time to time, conduct a continual program of evaluation, investment, sale and reinvestment of the Portfolio’s assets by determining the securities and other investments that will be purchased and sold, when transactions will be executed, and what portion of the Portfolio’s assets will be invested or remain uninvested. Pyramis will also perform certain other administrative and compliance related functions in connection with the management of the Portfolio, including the maintenance of records relating to its services and the provision of periodic reports to the Adviser and the Board. The terms of the New Sub-Advisory Agreement, other than the rate of compensation paid by the Adviser to Pyramis, are substantially similar to the sub-advisory agreement that was in effect between Janus and the Adviser relating to the Portfolio.

The New Sub-Advisory Agreement provides for Pyramis to be compensated based on the average daily net assets of the Portfolio at the following rates: 0.42% on the first $100 million of net assets, 0.41% on the next $100 million, 0.39% on the next $300 million, and 0.38% on assets over $500 million. Pyramis is compensated from the fees that the Adviser receives from the Portfolio. Pyramis generally will pay all expenses it incurs in connection with its activities under the New Sub-Advisory Agreement. There will be no increase in the advisory fees paid by the Portfolio to the Adviser as a consequence of the addition of Pyramis and the implementation of the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement was approved for an initial term of two years. Thereafter, a continuance will require the annual approval of the Board, including the Independent Directors. The New Sub-Advisory Agreement may be terminated at any time, without payment of penalty by (i) the vote of a majority of the Board or the vote of the majority of the outstanding voting securities of the Portfolio; (ii) the Adviser, upon 60 days’ prior written notice; or (iii) Pyramis, upon not less than 90 days’ written notice to the Portfolio and the Adviser. The New Sub-Advisory Agreement will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order, or upon the termination of the Advisory Agreement.

The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligation and duties thereunder, Pyramis will not be liable for any act or omission in connection with its activities as sub-adviser to the Portfolio.

MANAGEMENT

Mason Street Advisors

The investment adviser for the Portfolio is Mason Street Advisors, LLC, a wholly owned subsidiary of Northwestern Mutual. Mason Street Advisors’ address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Northwestern Mutual shares the same address. In addition to the Series Fund, Mason Street Advisors primarily provides advisory and related services to The Northwestern Mutual Foundation. As of June 30, 2015, Mason Street Advisors had approximately $21 billion in assets under management.

Pursuant to the Advisory Agreement, subject to the supervision of the Board, Mason Street Advisors manages the investment and reinvestment of the assets of the Series Fund’s portfolios and determines the composition of the assets of the portfolios, including the purchase, retention or sales of the securities and cash contained in the portfolios. In so doing, the Adviser may hire one or more sub-advisers to carry out the investment program of the Series Fund. The Adviser also administers the Series Fund’s corporate affairs. Pursuant to the Advisory Agreement, the Adviser has agreed to assume: (i) expenses incurred by it in connection with managing the investment advisory and administrative operations of the Series Fund (such as office space, facilities and equipment); (ii) fees and expenses of the personnel of the Adviser and the Series Fund (except compensation, fees and expenses of the Independent Directors and the compensation, benefits and expenses of the Series Fund’s chief compliance officer and his or her compliance staff that relate to fund compliance functions); (iii) fees of the sub-advisers appointed by the Adviser; and (iv) expenses the Adviser otherwise agrees to assume.

For services to the Portfolio, the Portfolio pays the Adviser a fee based on the average daily net assets of the Portfolio at the following rates: 0.75% on the first $100 million of assets, 0.65% on the next $150 million of assets and 0.55% on assets over $250 million. The Adviser received advisory fees of $2,748,256 from the Portfolio for the fiscal year ended December 31, 2014.

The Advisory Agreement provides that the Adviser will not be liable for any act or omission or any loss suffered by the Portfolio in connection with the matters to which the Advisory Agreement relates, except for a loss resulting from the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties under the Advisory Agreement. The Advisory Agreement will continue in effect only so long as such continuance is specifically approved at least annually in conformity with the Investment Company Act of 1940, as amended. The Advisory Agreement may be terminated at any time without payment of penalty by: (i) a vote of the Board or by the vote of a majority of the voting securities of any portfolio, upon 60 days’ written notice to the Adviser; or (ii) the Adviser, upon 90 days’ written notice to the Series Fund. The Advisory Agreement will terminate automatically upon its assignment.

The Advisory Agreement was last approved by the Board, including a majority of the Independent Directors, on February 26, 2015. The beneficial shareholders of the Series Fund last approved the Advisory Agreement on April 17, 2012.

The following chart lists the names and principal occupations of the directors and principal executive officers of Mason Street Advisors. The address for each, as it relates to that person’s position with Mason Street Advisors, is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Adviser	Principal Occupation
R. David Ells	Director	Vice President of Northwestern Mutual and head of Northwestern Mutual’s Investment Strategy Department
Chris M. Bauer	Director	President, Chief Executive Officer and Director of Anchor Bancorp.-Wisc. and Chief Executive Officer and Director of Anchor Bank FSB
Kate M. Fleming	Director and President	President of Mason Street Advisors and President of Northwestern Mutual Series Fund, Inc.
Lesli H. McLinden	Secretary	Assistant General Counsel of Northwestern Mutual
Randy M. Pavlick	Chief Compliance Officer	Chief Compliance Officer

One director and several officers of the Series Fund are also directors, officers and/or employees of the Adviser. The following chart lists these individuals and their positions with the Series Fund and the Adviser. The address of each officer of the Series Fund listed is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Series Fund	Position with Adviser
Kate M. Fleming	President	Director and President
R. David Ells	Director	Director
Daniel J. Meehan	Vice President – Investments	Vice President
Steve A. Warren	Vice President – Investments	Associate
Joesph A. Travia	Vice President – Investments	Associate
Lesli H. McLinden	Secretary	Secretary
Randy M. Pavlick	Chief Compliance Officer	Chief Compliance Officer

Pyramis Global Advisors, LLC

Pyramis Global Advisors, LLC (“Pyramis”), 900 Salem Street, Smithfield, Rhode Island 02917, serves as sub-adviser to the Portfolio under the New Sub-Advisory Agreement. Pyramis and its Pyramis® Group affiliates provide investment management services to institutional investors worldwide. Pyramis is an indirectly held, wholly owned subsidiary of FMR LLC. Pyramis is responsible for managing the investments of the Portfolio and directing the purchase and sales of its investments pursuant to the New Sub-Advisory Agreement. As of June 30, 2015, Pyramis’ assets under management were approximately $220.2 billion.

The following chart lists the names and principal occupations of the directors and principal executive officers of Pyramis. The address for each, as it relates to that person’s position with Pyramis, is 900 Salem Street, Smithfield, Rhode Island 02917.

Name	Position with Sub-Adviser	Principal Occupation
Casey M. Condron	Director	Head of Sales and Relationship Management
Pamela R. Holding	Director/Officer, Chief Investment Officer	Chief Investment Officer
Douglas R. Moore	Director/Officer, Chief Financial Officer	Chief Financial Officer
Wilson B. Owens	Director	Chief Operating Officer
Jeffrey P. Lagarce	Officer, President	President, Pyramis
J. Clay Luby	Officer, Treasurer	Vice President, AM Controller
Jennifer R. Suellentrop	Officer, Secretary	Vice President, Associate General Counsel
David H. Shore	Officer, Assistant Secretary	Vice President, Asset Management Compliance
Peter D. Stahl	Officer, Assistant Secretary	Senior Vice President, Deputy General Counsel
Linda Wondrack	Officer, Chief Compliance Officer	Chief Compliance Officer
Ian Baker	Officer, Senior Vice President	Senior Vice President, Head of Fundamental and Quantitative Research
Horace Codjoe	Officer, Vice President	Head of Investment Risk Management

Pyramis does not currently provide advisory or sub-advisory services to other registered investment companies with similar investment objectives and strategies as the Portfolio.

SHARES OUTSTANDING AND OWNERSHIP OF SHARES

All of the outstanding shares of the Portfolio are owned by Northwestern Mutual. Northwestern Mutual holds title to these shares for its separate investment accounts (either directly or indirectly through one or more underlying Series Fund portfolios operating as affiliated fund of funds) used for funding variable annuity contracts and variable life insurance policies. The following table shows the allocation of shares of the Portfolio among the separate investment accounts and the underlying Series Fund portfolios as of June 30, 2015.

NML Variable Annuity Account A	16,848,178	shares	5.0%
NML Variable Annuity Account B	246,486,911	shares	73.4%
NML Variable Annuity Account C	487,535	shares	0.1%
Northwestern Mutual Variable Life Account	67,670,427	shares	20.1%
Northwestern Mutual Variable Life Account II	4,517,419	shares	1.4%
Total	336,010,470	shares	100.0%

The amount beneficially owned by the Directors and officers as a group is less than 1% of the Portfolio.

AFFILIATED BROKERAGE TRANSACTIONS

The Portfolio did not make any payments to an affiliated broker for the fiscal year ended December 31, 2014.

DISTRIBUTION

The Series Fund has no principal underwriter or distributor. The Series Fund sells it shares directly to Northwestern Mutual’s insurance company separate accounts to fund variable annuity and variable life insurance products issued by Northwestern Mutual.

OTHER INFORMATION

Annual and Semi-Annual Reports

Free copies of the Series Fund’s current annual and semi-annual reports may be obtained by writing to Northwestern Mutual, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or calling the following toll-free telephone number: 1-888-455-2232.

Shareholder Proposals

The Series Fund is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Series Fund must be received by the Series Fund within a reasonable time before the Series Fund’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The Series Fund will not incur expenses in connection with this Information Statement. Mason Street Advisors and/or an affiliate will pay the expenses, including the printing, distribution, legal fees and out-of-pocket expenses.

Householding

Only one copy of the Notice may be delivered to multiple contract owners with an allocation to the Portfolio sharing the same address, unless Northwestern Mutual has received contrary instructions.

Additional copies of the Notice may be requested by contacting Northwestern Mutual at 1-888-455-2232 or 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Contract owners with an allocation to the Portfolio sharing an address who received a single copy of the Notice and who wish to receive separate copies of future notices, or contract owners sharing an address that received separate copies of the Notice and who wish to receive a single copy of future notices, can make the request by contacting Northwestern Mutual at the same address and telephone number.

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

International Growth Portfolio

Focused Appreciation Portfolio

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENTS

This Notice presents only an overview of the more complete Information Statements that are available to you on the internet relating to the International Growth and Focused Appreciation Portfolios (each a “Portfolio” and collectively the “Portfolios”) of Northwestern Mutual Series Fund, Inc. (the “Series Fund”). The Series Fund is not soliciting proxy or consent authority, but is furnishing the Information Statements pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. We encourage you to access and review all of the important information contained in the Information Statements.

As the owner of a variable annuity contract or variable life insurance policy with assets invested in one or more of the Portfolios as of July 31, 2015 (record date), the Information Statements are available for you to view. Each individual Information Statement details the recent hiring of a new sub-adviser for each Portfolio. Specifically, the Board of Directors of the Series Fund (the “Board”) determined to replace Janus Capital Management LLC as the sub-adviser to the Portfolios and approved the selection of Pyramis Global Advisors, LLC and Loomis, Sayles & Company, L.P. to serve as the sub-adviser, respectively, to the Series Fund’s International Growth and Focused Appreciation Portfolios. These changes became effective on July 31, 2015. Mason Street Advisors, LLC (“Mason Street Advisors”), the Series Fund’s investment adviser, will continue to serve as the Portfolios’ investment adviser.

Mason Street Advisors and the Series Fund have received an exemptive order from the U.S. Securities and Exchange Commission that allows Mason Street Advisors to hire, terminate or replace sub-advisers to the Portfolios without shareholder approval, subject to certain conditions and Board approval (the “Manager of Managers Order”). The Manager of Managers Order requires that an Information Statement be provided to you.

By sending you this Notice, Mason Street Advisors and the Series Fund are making the Information Statements available to you online in lieu of mailing you a copy. The full Information Statements will be available on the following website until February 1, 2016: www.nmseriesfund.com. You can access, view and print the Information Statements by clicking on the direct link to the Information Statements that appears at the bottom of the webpage under the heading “Additional Documents.” A paper or e-mail copy of the Information Statements may be obtained, without charge, by calling 1-888-455-2232.

If you want to receive a paper or e-mail copy of the Information Statements, you must request a copy by following the instructions above.

There is no charge to you for requesting a copy.